Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No.’s 333-33938, 333-43196, 333-44128, and 333-58916) and in the Registration Statements of Form S-8 (File No.’s 33-76324, 333-09135, 333-57141, 333-40940, and 333-65084) of NMS Communications Corporation of our report dated December 14, 2001 relating to the Statement of Assets Sold as of September 30, 2001 and 2000 and Statement of Net Sales, Cost of Sales, and Direct Operating Expenses for each of the three years in the period ended September 30, 2001 of Lucent Technologies Inc.’s Echo Cancellation Business, which appears in this Current Report on Form 8-K of NMS Communications Corporation.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 12, 2002

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